EXHIBIT 23.1

CONSENT OF INDEPENDENT ACCOUNTANTS

We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated December 28, 2006, relating to the consolidated balance sheet of Stratus Services Group, Inc. as of September 30, 2006 and 2005, and the related consolidated statement of operations, stockholders’ equity (deficiency) and cash flows for each of the three years in the period ended September 30, 2006, which appears in the Annual Report on Form 10-K for the year ended September 30, 2006. We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/ Gruber & Company, LLC

Gruber & Company, LLC
March 9, 2007